Sub-Item 77D: Policies with Respect to Security Investments

During the reporting period, the Goldman Sachs Global Trends Allocation Fund’s (the “Fund”) classification changed from non-diversified to diversified, as such terms are defined in the Investment Company Act of 1940, as amended.